Acorn’s OmniMetrix Subsidiary Delivers Q3 Revenue

Growth of 23% in Industrial IoT, Remote Monitoring & Control

Dial 844-834-0644 for Investor Update Call Tomorrow Thurs. 11/15 at 11:00 am EST

Wilmington, DE – November 14, 2018 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines and other industrial assets through its OmniMetrix subsidiary, today announced results for its third quarter ended September 30, 2018 (Q3’18). Acorn will host a conference call tomorrow at 11:00 a.m. EST (details below) to review its results and outlook.

Jan Loeb, President and CEO of Acorn, commented, “Revenue from our OmniMetrix monitoring and control business grew 23% in the third quarter, reflecting particular strength in pipeline monitoring, and the subsidiary achieved its first quarter of positive operating profit. Benefiting from this performance, Acorn’s consolidated operating loss was reduced by more than half to $230,000 in the third quarter of 2018 compared to a loss of $531,000 in the third quarter of 2017.

“OmniMetrix also delivered a year-over-year improvement in gross margin, which rose to 62% in Q3’18 versus 58% in Q3’17, principally due to the rollout of new higher-margin, next generation solutions. We are confident that this business’s ability to provide customers with significant operational, compliance, and financial benefits should support continued growth.

“To build on this solid operational base and to leverage Acorn’s publicly-traded status and over $60 million in operating loss carryforwards, we have been evaluating complementary acquisition opportunities that would accelerate our growth and enhance our financial performance. Our goal is to complete an attractive acquisition to increase our size and presence in the Industrial Internet of Things (IIoT) space.”

Financial Results

OmniMetrix’s third quarter 2018 revenue rose 23% to $1,337,000 from $1,085,000 in third quarter 2017, driven by increases in both monitoring and hardware revenue. Monitoring revenue reflects the continued increase in number of end points being monitored, more than 90% of which renew annually, and hardware revenue reflects increased sales of monitoring equipment versus the prior-year period.

($ in thousands)	Q3’18	Q3’17	Increase
Monitoring revenue	$691	$548	26%
Hardware revenue	$646	$537	20%
Total revenue	$1,337	$1,085	23%
Gross profit	$831	$629	32%

In the first nine months of 2018, revenue increased to $3,776,000, or 17% over the first nine months of 2017, reflecting growth in both monitoring revenue and, to a lesser extent, hardware revenue.

($ in thousands)	Nine Months 2018	Nine Months 2017	Increase
Monitoring revenue	$1,990	$1,635	22%
Hardware revenue	$1,786	$1,591	12%
Total revenue	$3,776	$3,226	17%
Gross profit	$2,312	$1,837	26%

OmniMetrix’s third quarter 2018 gross profit grew 32% to $831,000, reflecting an increase in both revenue and gross margin, compared to third quarter 2017 gross profit of $629,000. Likewise, gross profit grew 26% to $2,312,000 in the first nine months of 2018, compared to gross profit of $1,837,000 in the first nine months of 2017.

Improved 2018 results reflect the benefit of OmniMetrix’s product development efforts which have enhanced the capabilities of its hardware monitoring solutions while also providing improved margins. As a result, hardware gross margin increased to 36% in the first nine months of 2018 from 29% in the first nine months of 2017. Gross margin on monitoring was level at 84% in the first nine months of both 2018 and 2017.

OmniMetrix’s third quarter 2018 operating expenses were $810,000 versus $811,000 in the third quarter of 2017, as higher R&D expenses were offset by lower SG&A costs.

Significant revenue and gross profit growth and stable operating costs allowed OmniMetrix to generate operating income of $21,000 in the third quarter of 2018 versus an operating loss of $182,000 in the third quarter of 2017. OmniMetrix also reduced its operating loss to $112,000 in the first nine months of 2018 from $578,000 in the first nine months of 2017.

Acorn’s corporate SG&A costs decreased 28% to $251,000 in the third quarter of 2018 compared to $349,000 in the third quarter of 2017, due to continued reductions in corporate overhead including compensation expenses.

Acorn’s consolidated operating loss was reduced by more than half to $230,000 in the third quarter of 2018 compared to $531,000 in the third quarter of 2017. For the first nine months of 2018, Acorn’s consolidated operating loss was reduced by $233,000 to $1,142,000 compared to $1,375,000 in the first nine months of 2017.

Year-over-year comparisons of net income (loss) attributable to Acorn shareholders are impacted by gains or losses as well as income related to DSIT Solutions Ltd. and/or discontinued operations.

In August of 2018, Acorn received a refund of approximately $300,000 from the Israel tax authorities related to withholding taxes on the Company’s April 2016 sale of shares in DSIT Solutions Ltd. This resulted in a gain of $222,000, or $0.01 per share, in the third quarter of 2018.

Acorn reported third quarter 2018 net income attributable to shareholders of $4,000, or $0.00 per share. Acorn had net income attributable to shareholders of $236,000, or $0.01 per share, in the third quarter of 2017. The prior-year period included $633,000, or $0.02 per share, of income from discontinued operations.

For the first nine months of 2018, Acorn reported a net loss attributable to shareholders of $1,756,000, or $0.06 per share versus a net loss attributable to shareholders of $475,000, or $0.02 per share, in the first nine months of 2017. The first nine months of 2018 reflect a charge of $607,000, or $0.02 per share, related to the disposition of DSIT interests, and the prior-year period benefited from income of discontinued operations of $698,000, or $0.02 per share, as well as $258,000, or $0.01 per share, of income related to DSIT’s operations.

Liquidity and Capital Resources

As of September 30, 2018, Acorn had cash and cash equivalents of $1,722,000, including $300,000 of restricted cash. At September 30, 2018, OmniMetrix had $199,000 of short-term credit outstanding under its revolving credit facility. Management elected not to renew this facility beyond its October 31, 2018 contractual termination and subsequently repaid the facility in full. OmniMetrix is currently seeking a revolving credit line with more favorable terms and hopes to conclude the process over the next few months.

Conference Call Details

Date/Time:	Thursday, November 15th at 11:00 am EST
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (International)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Email Option for Q&A:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns an 80% equity stake in OmniMetrix, Inc., a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix offers proven, cost-effective solutions for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 24 in the Fortune 500 or Fortune Global 500.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

William Jones, 267-987-2082

David Collins, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenue	$1,337	$1,085	$3,776	$3,226
Cost of sales	506	456	1,464	1,389
Gross profit	831	629	2,312	1,837
Operating expenses:
Research and development expenses	139	122	399	390
Selling, general and administrative expenses	922	1,038	3,055	2,822
Total operating expenses	1,061	1,160	3,454	3,212
Operating loss	(230)	(531)	(1,142)	(1,375)
Finance expense, net	3	(53)	(76)	(139)
Loss before income taxes	(227)	(584)	(1,218)	(1,514)
Income tax expense	—	(41)	—	(41)
Net loss after income taxes	(227)	(625)	(1,218)	(1,555)
Shares of income in DSIT	―	189	33	258
Impairment of investment in DSIT	―	―	(33)	―
Gain (loss) on sale of interest in DSIT, net of withholding taxes and transaction costs	222	―	(607)	―
Loss before discontinued operations	(5)	(436)	(1,825)	(1,297)
Income from discontinued operations, net of income taxes	—	633	—	698
Net income (loss)	(5)	197	(1,825)	(599)
Non-controlling interest share of net loss	9	39	69	124
Net income (loss) attributable to Acorn shareholders	$4	$236	$(1,756)	$(475)

Basic and diluted net loss per share attributable to Acorn shareholders:
Continuing operations	$0.00	$(0.01)	$(0.06)	$(0.04)
Discontinued operations	—	0.02	―	0.02
Total attributable to Acorn shareholders	$0.00	$0.01	$(0.06)	$(0.02)
Weighted average number of shares outstanding attributable to Acorn shareholders – basic	29,555	29,454	29,535	29,397
Weighted average number of shares outstanding attributable to Acorn shareholders –diluted	29,555	29,454	29,535	29,397

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,422	$481
Restricted cash	300	—
Accounts receivable, net	787	1,103
Inventory, net	325	229
Investment in DSIT	—	5,800
Deferred charges	861	999
Other current assets	200	91
Total current assets	3,895	8,703
Property and equipment, net	90	139
Other assets	572	380
Total assets	$4,557	$9,222
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Short-term credit	$199	$313
Accounts payable	385	489
Accrued expenses	525	466
Deferred revenue	2,795	2,753
Due to Acorn directors (former directors as of August 6, 2018)	220	1,690
Due to DSIT	―	1,624
Other current liabilities	166	185
Total current liabilities	4,290	7,520
Non-current liabilities:
Deferred revenue	1,092	811
Due to Acorn director (former director as of August 6, 2018)	103	―
Other non-current liabilities	25	139
Total non-current liabilities	1,220	950
Commitments and contingencies
Equity (Deficit):
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 30,357,706 and 30,302,271 shares at September 30, 2018 and December 31, 2017, respectively	304	303
Additional paid-in capital	99,853	99,819
Warrants	1,600	1,600
Accumulated deficit	(99,819)	(98,215)
Treasury stock, at cost – 801,920 shares at September 30, 2018 and December 31, 2017	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ equity (deficit)	(1,098)	471
Non-controlling interests	145	281
Total equity (deficit)	(953)	752
Total liabilities and equity (deficit)	$4,557	$9,222